Exhibit 99.1

Qwest Announces Key Leadership Changes

Barry Allen to retire as head of operations; Robert Tregemba to lead network operations

DENVER, June 5, 2007 — Qwest Communications International Inc. (NYSE: Q) announced today that Barry K. Allen, executive vice president of operations, will retire from the company, effective June 29, and that Robert D. Tregemba, currently vice president of network operations and engineering, will assume the new role of executive vice president of network operations.

“As key and highly experienced members of the senior management team, Barry and Bob have brought strong depth and leadership skills that will continue to drive Qwest’s solid performance and reputation as a leading national communications provider,” said Richard C. Notebaert, Qwest chairman and chief executive officer. “While I will truly miss Barry and his passion to deliver sustained value to our customers while improving productivity, I look forward to working closer with Bob.”

Barry Allen said: “It is now time to close this chapter of my career with Qwest as I have decided to spend more time with my family. Over the years, we have focused on building a strong executive bench and I am confident Bob will continue to take the Spirit of Service even further down the road and deliver on the promise to our customers.”

Tregemba, who will report to Notebaert, has served as head of network operations since 2004. “It is a privilege to assume this new role,” he said, “and while I will never forget what Barry and his leadership have meant to this company and me, I look forward to more opportunities to serve the customer in this position.”

In another change, Qwest announced that Girish Varma, vice president and chief information officer, will report to Dan Yost, executive vice president of product management. Also, Pieter Poll, vice president and chief technology officer, will report to Tregemba. Both Varma and Poll currently report to Allen and their new reporting structure is effective June 29.

About Qwest

Qwest offers a unique and powerful combination of managed voice and data solutions for businesses, government agencies and consumers – locally and throughout the country. Customers coast to coast are turning to Qwest's industry-leading national fiber optic network and its Spirit of Service for quality products and superior customer experience. Qwest is a participant in Networx, the largest communications services contract in the world, to provide leading-edge voice, data and video services.  For more information on Qwest, and its various operating subsidiaries, please go to www.qwest.com. For information about the products and services Qwest is offering in the Networx contract, visit www.gsanetworx.com.

Contact Information:

Media Contact
Nicholas Sweers
303-992-2085
Nicholas.Sweers@qwest.com

Investor Contact
Stephanie Comfort
800-567-7296
IR@qwest.com

Biographies

Robert D. Tregemba, 59, is the vice president of Qwest network services, a position he assumed in 2004.  He leads the entire local and national network services field, staff and center operations of 18,500 employees and is responsible for ensuring that all network platforms are operating and serving the needs of customers at all times.  Prior to his current position, Tregemba was senior vice president of network services for Qwest’s local network operations.  In 2002, he assumed responsibility for the Network Reliability Center and the Switch/IOF Planning group for all 14 local states. Tregemba also served as the chief operating officer for US WEST Long Distance, a wholly owned subsidiary.  Before joining US WEST, Tregemba served as executive vice president of engineering and operations for Qwest, prior to its acquisition of US WEST. His extensive telecommunications career began in 1970 when he was a key player in the operations group at Southwestern Bell. Tregemba also held several executive positions with Sprint Corporation. He holds a bachelor of science degree in civil engineering from the University of Kansas and a mathematics degree from Baker University.

Barry K. Allen, 58, has served as Qwest’s executive vice president of operations since March 2004 and will continue to oversee that area. Prior to that, he served as the company’s executive vice president and chief human resources officer. Before joining Qwest in August 2002, Allen was president for two years of Allen Enterprises, LLC, a private equity investment and management company he founded. He retired as president of Chicago-based Ameritech Corp. in 1999 and his career with that company began in 1974 and held a variety of executive appointments including president and CEO of Wisconsin Bell and president and CEO of Illinois Bell. He serves on the boards of directors of Harley Davidson Inc. and the Fiduciary Management, Inc. family of mutual funds. He holds a bachelor of arts degree in economics from the University of Kentucky and a master’s degree in business administration from Boston University.